CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TRATS AS PRIVATE OR CONFIDENTIAL

Exhibit 4.25

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

Between the undersigned, on the one hand, hereinafter referred to as “the Grantors,”

(i)

[**] of legal age, residing in the city of Bogotá, D.C., identified by National ID [**] in her capacity as Vice President of Contract Management of the National Infrastructure Agency, appointed by Resolution 20254030006115 of 2025 and sworn in by Certificate of Appointment No. 018 of May 20, 2025, in her capacity as Vice President of Contract Management of the National Infrastructure Agency, acting on behalf of and in representation of the NATIONAL INFRASTRUCTURE AGENCY, a Special-Purpose National State Agency of the Decentralized Sector of the Executive Branch of the National Government, attached to the Ministry of Transportation, as provided by Decrees 4165 of 2011, 1745 of 2013, and 746 of 2022, with legal personality, its own assets, and administrative autonomy, and which, for the purposes of this Addendum, shall hereinafter be referred to as the ANI.

(ii)

[**] of legal age, residing in the city of Medellín, identified by citizenship ID [**] of Itagüí, in her capacity as General Manager and legal representative of the OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, appointed by Decree No. 0041 of January 16, 2024, and sworn in by Certificate of Appointment No. 49 of January 19, 2024; a municipal entity, created by Agreement No. 55 of 1991, amended by Agreement No. 32 of 2001; legally authorized to enter into contracts, in accordance with Law 80 of 1993 and the bylaws contained in Municipal Decree 2299 of 2001, hereinafter referred to as the EPAOH.

And on the other hand,

(iii)	[**] identified by citizenship ID [**] who, in her capacity as First Alternate to the legal representative, acts on behalf of and in representation of CENTRAL-NORTHERN AIRPORTS

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

OPERATING COMPANY S.A.S. -OACN S.A.S. and AIRPLAN S.A.S., hereinafter referred to as AIRPLAN or the Concessionaire.

We, who may collectively be referred to as the Parties, have agreed to enter into this Addendum to Concession Agreement No. 8000011-OK dated March 13, 2008, subject to the following:

I.CONSIDERATIONS

1.

That, pursuant to Inter-Agency Agreement No. 7000284-OH-2007 of August 31, 2007, entered into between the Special Administrative Unit of Civil Aviation (AEROCIVIL) and the Olaya Herrera Airport Public Entity (EPAOH), it was agreed to carry out certain activities aimed at developing the procedures, administrative formalities, and contractual arrangements necessary for the selection and execution of a single Concession Contract for the airports owned by AEROCIVIL and the Olaya Herrera Airport in the city of Medellín. The aforementioned agreement also establishes the rights and obligations of each entity with respect to the implementation of the respective concession contract, and provides that the planned activities will be carried out jointly by AEROCIVIL, EPAOH, and the Government of Antioquía.

2.Pursuant to the foregoing, Concession Agreement No. 8000011-OK was entered into on March 13, 2008, between AEROCIVIL and EPAOH, acting as Grantors, and the Concessionaire, the purpose of which is: “...(i) the granting by AEROCIVIL to the Concessionaire of the concession for the administration, operation, commercial exploitation, adaptation, modernization, and maintenance of Antonio Roldán Betancourt Airport, El Caraño Airport, José María Córdova Airport, Las Brujas Airport, and Los Garzones Airport, and (ii) the granting by EPAOH to the Concessionaire of the concession for the administration, operation, commercial exploitation, adaptation, modernization, and maintenance of Olaya Herrera Airport, in exchange for the remuneration set forth in Chapter III, hereinafter THE CONCESSION AGREEMENT.

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

3.

That the Concession Agreement has been amended by Addendum No. 1 of March 13, 2009, Addendum No. 2 of March 14, 2011, Addendum No. 3 of July 30, 2013, and Addendum No. 4 of June 27, 2014, Addendum No. 5 of December 10, 2014, Addendum No. 6 of December 15, 2014, Addendum No. 7 of December 17, 2014, Addendum No. 8 of December 18, 2014, Addendum No. 9 dated January 20, 2015, Addendum No. 10 dated February 12, 2015, Addendum No. 11 of March 24, 2015, Addendum No. 12 of April 28, 2015, Addendum No. 13 of February 2, July 2015, Amendment No. 14 of July 30, 2015, Amendment No. 15 of October 14, 2015, Addendum No. 16 of November 4, 2015, Addendum No. 17 of December 23, 2015, Addendum No. 18 of March 10, 2016, Addendum No. 19 of May 3, 2016, Addendum No. 20 of September 1, 2016, Addendum No. 21 of May 22, 2017, Addendum No. 22 of April 4, 2018, Addendum No. 23 of December 14, 2018, Addendum No. 24 of April 8, 2022, Addendum No. 25 of December 22, 2022, and Otrosí No. 26 of December 26, 2022.

4.

That, pursuant to the enactment of Decree-Law 4164 of 2011, the functions set forth in paragraphs 7, 9, and 12 of Article 5, Paragraph 5 of Article 11, and Paragraph 2 of Article 17 of Decree 260 of 2004 were partially reassigned to the National Institute of Concessions (INCO), exclusively with regard to the structuring, execution, and contractual management of concession projects and any other type of public-private partnership relating to the airside and landside areas of aerodromes, as defined in accordance with the Colombian Aeronautical Regulations (RAC).

5.

Whereas, Article 1 of Decree-Law No. 4165 of 2011 amended the legal status and name of the National Concessions Institute (INCO), transforming it into a Special-Purpose State Agency within the decentralized sector of the Executive Branch of the National Government, attached to the Ministry of Transportation, under the name of the National Infrastructure Agency (hereinafter the ANI).

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

6.

Whereas, Articles 2 of Decree-Law 4164 of 2011 and 27 of Decree-Law 4165 of 2011 established a transition period for the reassignment of functions related to the structuring, execution, and contractual management of concession projects associated with airport areas, pursuant to which the ANI would assume these functions as of January 1, 2012, with the exception of the powers relating to the contractual management of concession contracts that had been entered into by AEROCIVIL up to that date; such powers would be assumed by the ANI for each contract as of the date of subrogation of each contract, provided that the transition period did not exceed December 31, 2013.

7.

The process of transferring the Concession Agreement was initiated by Resolution No. 06055 of October 31, 2013, issued by AEROCIVIL, and was completed on December 26, 2013, with the signing by the legal representatives of ANI and AEROCIVIL of the Deed of Delivery and Receipt of the aforementioned Concession Contract, thereby initiating the Contractual Management by ANI.

8.

That Article 28 of Law 1150 of 2007, applicable to this Addendum, provides the following regarding amendments to concession contracts: “In public works concession contracts, there may be an extension or amendment for up to sixty percent {60%} of the estimated term, regardless of the investment amount, provided that such works are additional works directly related to the subject matter of the concession or to the recovery of the investment, duly supported by technical and economic studies. With respect to road concessions, such works must pertain to the same road corridor.”

9.

That, by means of Ruling C-300 of 2012, the constitutionality of Article 2 of Law 1150 of 2007 was upheld, “on the understanding that the phrase ‘additional works directly related to the subject matter of the concession’ only authorizes the extension or addition of works or activities that are exceptional and strictly necessary to fulfill the purpose of the initial contract.”

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

10.

That, pursuant to Addendum No. 8 to the Concession Agreement, executed on December 18, 2014, the Parties agreed that the so-called Mandatory and Voluntary Supplementary Works provided for in the Concession Agreement must be classified as amendments to the Concession Agreement, in accordance with the opinion issued by the Consultation and Civil Service Chamber of the Council of State on August 23, 2013, under file number 11001-03-06-000-2013-00212-00 (2148) (“The Opinion of the Council of State”). Likewise, it was provided that “since the Grantors have chosen to treat the Complementary Works as contractual additions, the Parties have agreed to their execution without the need for the fulfilment of the conditions set forth in the Contract to activate the investments.”

11.

That, in light of the foregoing, upon the execution of Addendum No. 8 to the Concession Agreement, the Parties agreed that the additional works and activities required to be undertaken at the Concession Airports, and those agreed upon through the signing of this Addendum, shall be governed by the provisions regarding amendments to concession contracts contained in Law 1150 of 2007, in force at the time of the signing of the Concession Agreement.

12.

That, by means of the aforementioned Addendum No. 8 dated December 18, 2014, the Parties incorporated the maximum extension period provided for in Article 28 of Law 1150 of 2007, replacing sixty percent (60%) the minimum term from fifteen (15) to twenty-four (24) years, expiring on May 15, 2032, and the maximum term from twenty-five (25) to forty (40) years, expiring on May 15, 2048. This is so that the value of the investments associated with the additional works provided for in the aforementioned addendum, as well as those that may arise during the execution of the project—once agreed upon—may be remunerated during the maximum term of the Concession Agreement through an increase in the Expected Regulated Revenue, with the Concessionaire retaining, in any case, the risk of failing to achieve such revenue within the aforementioned maximum term.

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

13.

That the aforementioned addendum clarified that the Concessionaire was bound by the new minimum term (of 24 years) under the terms of the Concession Agreement, “undertaking to continue operating the concessioned infrastructure even if it previously achieves the Expected Regulated Revenue ...” until May 15, 2032.

14.

According to the projections presented in 2024 by the Concessionaire to the Aeropuertos 2014 Supervisory Consortium (formerly the Supervisory Body), the EPAOH, and the ANI, it was estimated that by the end of that year, the José María Córdova International Airport in Rionegro would exceed thirteen million (13,000,000) passengers, a figure that, in accordance with the current Airport Master Plan, was projected to be reached in 2036. These projections have already materialized, with a total of 13,491,494 passengers handled in 2022 and 13,781,543 passengers handled for the 2024 period at the José María Córdova International Airport in Rionegro.

15.

In accordance with the authority vested in AEROCIVIL and in line with the principle of airport planning, the ANI, through its communications ANI No. 2021-309-023073-1 dated July 29, 2021, 2022-309-002082-1 dated January 31, 2022, and 2022-309-022555-1 dated July 29, 2022, given the need to expand and modernize the José María Córdova International Airport in Rionegro, requested that AEROCIVIL review the respective Master Plans for the airports belonging to the Central-North Network, which includes the aforementioned airport, with the aim of having all the necessary technical and financial feasibility tools to carry out the review of the scope of the interventions required as needed and, consequently, an analysis of the costs

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

and expenses of their implementation in order to ensure proper provision of public services and ensure high levels of service provided at the various airport terminals.

16.

Given the unexpected increase in passenger demand at the José María Córdova International Airport in Rionegro, as reported by the Concessionaire and the Granting Authorities—a situation that is causing passenger congestion, affecting user comfort, and negatively impacting the quality of services provided at the airport terminal—the Concessionaire, EPAOH, ANI, and AEROCIVIL agreed on an immediate intervention project as a temporary measure, which includes the preparation of studies, the execution of the works, and their corresponding operation and maintenance (hereinafter the project “Immediate Interventions to Address Unexpected Demand” at the José María Córdova International Airport in Rionegro), which aims to adequately handle the current passenger flow at said airport. This alternative has been brought to the attention of and discussed with the Ministry of Transportation, the Government of Antioquia, the Mayor’s Office of the District of Medellín, and the Mayor’s Office of Rionegro, with the aim of ensuring its implementation.

17.

In turn, the Concessionaire has expressed its interest in signing an amendment to the Concession Agreement, through which it is agreed to add the interventions and/or activities of the project “Immediate Interventions to Address Unexpected Demand” at the José María Córdova International Airport in Rionegro, which are required to ensure the proper provision of public service, user safety, and the integrity of the infrastructure in the short term.

18.

That, according to the projections made, the increase in Expected Regulated Revenue resulting from the compensation for the additional works and activities set forth in this Addendum, within the framework of the project “Immediate Interventions to Address Unexpected Demand,” will be achieved substantially prior to the maximum term of the Concession Agreement, and therefore falls within the sixty percent (60%) limit provided for in Law 1150 of 2007.

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

19.

The Parties agreed to amend the 75% rule set forth in Section 10.4 and Sections 45.2 and 57.6 of the Concession Agreement, so that it would be feasible to approve interventions for the project “Immediate Interventions to Address Unexpected Demand” at the José María Córdova International Airport in Rionegro and the other five (5) airports that are part of the North Central project until the Generated Regulated Revenues have reached seventy-five percent (75%) of the value of the Projected Expected Regulated Revenues (replacing the concept of Initial Expected Regulated Revenues). However, the Parties may update the value of the Projected Expected Revenues to the extent that investment needs arise at the airports covered by Concession Agreement No. 8000011-0K-2008.

20.

That the Parties are duly authorized, in accordance with the provisions of the law, to agree and define by mutual consent the technical, economic, and financial conditions that will allow for the addition to the Concession Agreement of the works and activities that must be carried out at the José María Córdova Airport in Rionegro on a priority and urgent basis.

21.

The Parties conducted a detailed and specific technical, economic, and financial assessment of the investments required at the José María Córdova International Airport in Rionegro, in order to accurately determine the costs associated with the investments and the quality of the goods to be procured.

22.

That, based on the detailed budget for the works and activities required to carry out the project “Immediate Interventions to Address Unexpected Demand” at José María Córdova International Airport, the total value of the investments to be added through this Addendum, that is, the CAPEX, amounts to ONE HUNDRED SIXTY-FOUR BILLION SIX HUNDRED

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

ELEVEN MILLION THREE HUNDRED NINETY-SIX THOUSAND TWO HUNDRED FORTY-FIVE ($164,611,396,245) CURRENT PESOS, equivalent to SIXTY-FIVE BILLION NINE HUNDRED THIRTY-FOUR MILLION ONE HUNDRED TWENTY THOUSAND FOUR HUNDRED TWO ($65,934,120,402) CONSTANT PESOS AS OF JANUARY 2007.

23.

That the design, construction, maintenance, and operation of the expansion works for the air terminal at the José María Córdova International Airport in Río Negro, as provided for in this Addendum, are clearly related to the purpose of the Concession Agreement, insofar as such activities are aimed at efficiently providing services to the users of said airport, taking into account that the increase in demand has exhausted the airport terminal’s capacity to effectively provide the services rendered, while ensuring, in all cases, the provision of essential public services.

24.

That, for the execution of the works covered by this addendum, all necessary permits, licenses, and authorizations have been obtained, which is the responsibility of the Concessionaire, who initiated the proceedings before the ANLA, an entity that, in Official Letter No. 20233300505781 dated October 11, 2023, stated: “(...) Therefore, said activities constitute a minor change or normal adjustment within the ordinary course of the “Operation and Management of José María Córdova Airport” project, within the framework of the provisions of paragraph 1 of the aforementioned article.” Consequently, the execution of the project for interventions to address the unexpected demand at José María Córdova Airport does not require a modification of the environmental license or PMA.

25.

In response to the initiative by the Special Administrative Unit of Civil Aviation to allocate funds from its budget to partially cover the costs of the “Immediate interventions to address unexpected demand” at José María Cordova International Airport, on December 26, 2022, Addendum No. 26 was signed, through which it was agreed to create, within the GRANTORS’

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

SURPLUS ACCOUNT, the JMC Check Plan Works Subaccount, into which the funds contributed by Aerocivil would be deposited, in accordance with the provisions of Clause One of Derived Inter-Administrative Agreement No. 001.

26.

As of today, according to certification No. C303700200-2875-0745 issued by the trustee Bancolombia on July 23, 2025, no contributions have been made to the “Emergency Plan Works” subaccount, created by Addendum No. 5 to the Trust Agreement.

27.

However, given that the GRANTORS, together with Aerocivil, have decided to terminate and settle the Derivative Inter-Administrative Agreement No. 001 to Framework Agreement No. P-C-008 of 2018, the PARTIES agree that the provisions set forth in Addendum No. 26 are no longer applicable and shall therefore be repealed in this Addendum, as the source of funding will be fully covered by the increase in the Expected Regulated Revenue (IRE).

28.

Furthermore, the PARTIES have determined it necessary to proceed with the modernization of the infrastructure at Los Garzones Airport in Montería, which currently handles a total of 1,587,214 annual passengers for the 2022 period and 1,478,236 for the 2024 period, exceeding the projections of the 2015 master plan, which anticipated this passenger volume for 2029 and a passenger count of 1,320,020 for 2024. Among the priorities defined for this airport are: necessary infrastructure upgrades so that the airport has the facilities required to be classified as an international airport, rehabilitation of the airport’s drainage system, and the wastewater treatment plant (WWTP).

29.

The Parties consider it appropriate to establish working groups and conduct a joint analysis from technical, legal, financial, and risk perspectives, in order to prioritize and agree upon, through the Concession Agreement, the necessary improvements at the other airports covered by the concession.

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

These actions will be aimed at addressing, in the shortest possible time, infrastructure needs in order to ensure the continuity of service provision under conditions of safety, traffic flow, functionality, and/or security of the transportation infrastructure; to prevent its deterioration or adverse effects on the community; and to mitigate the risk of loss of State assets.

30.

The Parties have determined that payment for the works and activities covered by the project “Immediate Interventions to Address Unexpected Demand” at the José María Córdova International Airport in Rionegro will be made through an increase in the Expected Regulated Revenue, based on the implementation and application of a marginal cash flow exercise, since this mechanism ensures greater accuracy and strict adherence to the specific variables of each addition, in accordance with the planning principle enshrined in the Law, making it possible to model the impacts of the interventions with greater precision.

31.

That the Project “Immediate Interventions to Address Unexpected Demand” at José María Córdova International Airport in Rionegro, which is the subject of this Addendum, shall be executed as Voluntary Complementary Works to be remunerated through an increase in Expected Regulated Revenue. The new Unregulated Revenues generated exclusively as a result of the Interventions contemplated in the subject matter of this Addendum shall be incorporated into the calculation of Generated Regulated Revenues, in accordance with the definition established in the Concession Agreement.

32.

By Resolution No. 02855 of September 19, 2025, the Special Administrative Unit of Civil Aviation grants a construction permit for the new Phase I and Phase II parking aprons at José María Córdova International Airport in Rionegro, in accordance with the described and approved plans, a project that forms part of the scope of the initiative known as “Immediate Interventions—to Address Unexpected Demand.”

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

33.

That the functions of supervision, evaluation, and control of the Concession Contracts for the projects assigned to the ANI are the responsibility of the Vice Presidency of Contract Management, in accordance with Decree-Law 4165 of 2011, Paragraphs 1 and 8 of Article 15.

34.

The monitoring and contractual management of the concession contracts assigned to EPAOH are the responsibility of the General Management and the Technical Directorate, in accordance with Resolution GG-77 of June 20, 2025.

35.

The Concessionaire submitted the studies and designs for the works covered by this addendum via filing No. 20244090851942 dated July 15, 2024, and EPAOH No. 202401401069RE dated July 17, 2024, which will serve as the basis for the execution of the planned interventions, in compliance with the obligations incumbent upon it under the Concession Agreement.

36.

That the Airport Audit Consortium 2014 (former Audit Consortium) issued the respective NO OBJECTION to the Studies and Designs via press release CIA-S-0572, filed under ANI 20244091556492 on December 11, 2024, and EPAOH No. 202401161869RE dated December 12, 2024.

37.

That the Airport Audit Consortium 2014 issued the respective NO OBJECTION to the CAPEX, OPEX, and REPEX through press release CIA-S-0589-2024, filed under ANI No. 20244091607152 dated December 20, 2024, and EPAOH No. 202401161935RE dated December 23, 2024.

38.

That the Concessionaire submitted the Marginal Cash Flow Model proposal via ANI File No. 20254091228952 dated September 26, 2025, and EPAOH No. 202501281476RE dated September 26, 2025, which supports the financial viability of the interventions contemplated in the project “Immediate Interventions to Address Unexpected Demand” at the José María Córdova

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

International Airport in Rionegro.

39.

That the CJ Airports Consortium, the current project supervisor for the concession project, issued the corresponding NO OBJECTION to the Marginal Cash Flow Model and the application of the WACC “Weighted Average Cost of Capital,” and approved the Otrosi project in a statement CACJ-CN-368-2025, filed under ANI No. 20254091233182 on September 26, 2025, and EPAOH No. 202501161477RE on September 26, 2025.

40.

That the ANI’s Airport Projects Management Office, through memorandum 20253090175223 dated September 29, 2025, issued a technical feasibility opinion stating that “it recommends the signing of the amending addendum to update the 75% rule, the execution of the project ‘Immediate Interventions to Address Unexpected Demand at José María Córdova International Airport in Rionegro,’ and the nullification of Otrosí No. 26 to Concession Contract No. 8000011OK of 2008.”

41.

The ANI’s Financial Management Department reviewed the proposal and, in Memorandum No. 20253080182893 dated October 9, 2025, issued an opinion on the feasibility of the addendum, concluding that “it considers it feasible to enter into the Contractual Amendment to Concession Contract No. 8000011-OK-2008 dated March 13, 2008, in order to agree upon the required interventions in the Central-North Airport Network, within the framework of the Concession Agreement, and to recognize the cost of the investments, as endorsed by technical professionals, with a remuneration formula for immediate interventions based on a marginal model.”

42.	In Memorandum No. 20257040183333 dated October 10, 2025, the Contract Management Advisory Office of the ANI’s Legal Vice Presidency stated the following:

“This Department considers it legally feasible to sign Addendum No. 27 to carry out the works of the “Emergency Plan” for José María Córdova Airport, located in Rionegro, Antioquia, and for the airports that are part of the Concession under Contract No. 8000011-OK dated March 13, 2008 (. ..)”

“In light of the foregoing, from a legal standpoint, the Legal Department reiterates the points made in its memorandum, file number 20237040170133, dated November 14, 2023, and considers it feasible to modify the restriction on the approval of supplementary works when the amount exceeds 75% of the initial Expected Regulated Revenue; however, in accordance with the financial opinion filed via memorandum No. 20253080182893 dated October 9, 2025, this provision must be linked to the Projected Expected Regulated Revenue.”

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

For the reasons set forth above, Addendum No. 26 to the Concession Agreement signed on December 26, 2022, must be rescinded, whereby Clause 69.3 of the Concession Agreement was amended to create the subaccount titled ‘JMC Airport Emergency Plan Works Subaccount” (...)

43.	That the Management of the GIT Risks of the Vice Presidency of Planning, Risks, and Environment of the ANI, through Memorandum 20256020184673 dated October 15, 2025, issued an opinion stating:

“(...)

Recommendations

In accordance with the foregoing, the following recommendations are made:

-	That the contract amendment document explicitly state that there will be no change in the Project’s Risk Allocation.
-	The document to be signed must state that the performance of the concession contract does not create any obligation and/or guarantee of revenue for the concessionaire.

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

-	The Concessionaire must obtain and submit to the Agency the necessary insurance policies to proceed with the execution of the contract and the interventions agreed upon in the contract amendment.
-	That the Concessionaire be required to periodically submit a report on the current status of the works carried out for the Modernization and/or Maintenance of the terminals under its responsibility.
-

It should be clarified, within the obligations arising from the funding of the supervision subaccount for the oversight of the works, that in the event of insufficient funds for this purpose due to causes attributable to the Concessionaire, the Concessionaire must guarantee the funds necessary to pay the Supervisor.

-	Evaluate the appropriateness of establishing specific enforcement and penalty mechanisms to ensure compliance with the obligations agreed upon in the analyzed amendment.

Based on the information provided to date and the analyses conducted, there are no objections to the contractual amendment requested by the Concessionaire; without prejudice to the findings issued by the Entity’s other monitoring areas and the Audit Office. (...)”

44.

That the EPAOH, through communications filed under EPAOH Nos. 20250110276EE dated July 29, 2025, 202501130319EE dated August 29, 2025 - 202501130321EE dated September 2, 2025, and 202501130347EE dated September 26, 2025, issued an opinion on the feasibility of the Addendum, concluding:

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

“(...) From the technical, operational, property, environmental, legal-property, legal, financial, risk, and social departments, the proposed modification is feasible and is duly supported. The approvals granted by the Audit Office reflect compliance with the required contractual, financial, regulatory, and procedural requirements, as well as the reasonableness of the assumptions in the marginal model and the consistency of the proposed adjustments with the current needs of the airport system. In this context, and considering that the scope of the amendment contributes to functional strengthening, risk mitigation, and the optimization of operations under criteria of sustainability, efficiency, and legality, a favorable opinion is issued for the signing of Addendum No. 27, recommending its approval by the competent decision-making bodies (...)”

45.	That the ANI and EPAOH confirmed the feasibility of this Addendum through the signing of the Feasibility and Convenience Study (EOC), endorsing the procedure and the guidelines formulated.
46.	That the ANI Contracting Committee, in a session held on December 26, 2025, recommended the signing of this Addendum.
47.	That the EPAOH Board of Directors Committee, at its meeting on July 25, 2025, recommended the signing of this Addendum.
48.	That the Parties have the legal authority and power to execute this Addendum.

That, in light of the foregoing, the Parties:

AGREE:

CLAUSE ONE: To amend Clause 2, “Definitions,” of the Concession Agreement to include the concept of Projected Expected Regulated Revenues as follows:

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

“Projected Expected Regulated Revenue (IREP): This is the total amount, expressed in constant pesos as of January 2007, corresponding to the estimated revenue until May 15, 2032, and which, according to the revenue forecast model presented by the Concessionaire, amounts to $4,109,004,662.991 in constant pesos as of January 2007.

Paragraph: Given that the Projected Expected Regulated Revenues represent an estimate of revenues through May 15, 2032, and that the maximum term of the Concession Agreement is 40 years, the Parties may update the value of the Projected Expected Regulated Revenues to the extent that investment needs arise at the Airports, by executing an Addendum that endorses and adds such needs.”

SECOND CLAUSE: Effective as of this Addendum, the Parties agree to amend Section 10.4, which was in turn amended by the Third Clause of Addendum No. 8 to Clause 10 of the Concession Agreement, to read as follows:

“10.4 ADJUSTMENT OF EXPECTED REGULATED REVENUES AS REMUNERATION FOR THE EXECUTION OF SUPPLEMENTARY WORKS:

In cases where the Concessionaire, in accordance with the terms and conditions of this Agreement, performs Additional Works, the Grantors shall compensate the Concessionaire for the performance of such Additional Works by adjusting the Initial Expected Regulated Revenues. The amount of the Initial Expected Regulated Revenues is the sum of Seven Hundred Eighty Thousand Seven Million One Hundred Thirteen Thousand One Hundred Twenty-One ($780,007,113,121) pesos as of January 2007, a sum corresponding to the Concessionaire’s Financial Proposal during the Bidding Process. However, in the event that the Concessionaire, under the terms and conditions of this Contract, performs Supplementary Works, the Initial Expected Regulated Revenues shall be adjusted, in accordance with the following formula, to result in the Expected Regulated Revenues:

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

Whereas,

IRE =	These are the expected regulated revenues.
IREI =	This is the initial expected regulated revenue ($780,007,113,121) in constant pesos as of January 2007, in accordance with the concession agreement.
ROCi =

This is the remuneration for Supplementary Works in constant pesos from January 2007, starting with Otrosí 8 and ending with Otrosí 23. It is included as sum ∑, taking into account that it corresponds to the cumulative value resulting from the application of the formula according to each Otrosi and the agreed remuneration agreement.

ROCCovid =	This is the value of the compensation for the effects of the pandemic (COVID19) in constant January 2007 pesos, in accordance with Otrosi 24.
IREOCMgi =

This is the compensation for supplementary works starting with Otrosi 27, estimated using the Marginal Cash Flow Model. It is included as a sum ∑ taking into account that it corresponds to the cumulative total of the results produced by each marginal model, based on each agreed-upon Otrosi and compensation agreement.

Where each term is defined as follows:

1.	IREI

This is the Initial Expected Regulated Revenue, amounting to $780,007,113,121 in constant pesos from January 2007.

2.	ROCi

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

ROCi =	This is the remuneration for supplementary works in constant pesos from January 2007, starting with Addendum 8 and ending with Addendum 23.

VOCi =	This is the value of the supplementary works in constant pesos from January 2007, from Addendum 8 through Addendum 23, as applicable.

IREI =	This is the value of the Initial Expected Regulated Revenues in constant January 2007 pesos, amounting to $780,007,113,121.

VEO =	This is the sum of $250,000,000,000, which is the estimated value of the investments in the Airport Adaptation and Modernization Plan in constant pesos as of January 2007.

N =	Time elapsed in months from the signing of the Commencement of Execution Certificate to the signing of the Commencement of Complementary Works Certificate.

TR% =

Real discount rate reflecting the minimum return in real terms that the Concessionaire will receive during the period in which it will not receive any remuneration for the amount to be compensated, which corresponds to a real effective rate equal to ten percent (10%). For this purpose, a real effective discount rate equal to 10% is used.

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

3.ROCCovid

ROCCovid=	The amount of compensation for the effects of the pandemic (COVID-19) in accordance with Addendum 24, which corresponds to $138,490,932,057 in constant January 2007 pesos.

VOCCovid=	This is the value agreed upon for COVID-19 compensation, which, in accordance with Addendum 24, amounts to $43,159,631,361 in constant pesos as of January 2007.

IREI =	This is the value of the Initial Expected Regulated Revenues in constant pesos as of January 2007, amounting to $780,007,113,121.

VEO =	This is the sum of $250,000,000,000, which is the estimated present value of the investments under the Airport Improvement and Modernization Plan in constant January 2007 pesos.

TR% =

Real discount rate reflecting the minimum return in real terms that the Concessionaire will receive during the period in which it will not receive any remuneration for the amount to be compensated, corresponding to a real effective rate equal to ten percent (10%).

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

IRE Vigente =	Current Expected Regulated Revenue, i.e., at the time of agreeing on the compensation, for the purposes of Addendum 24, corresponds to the sum of $2,275,809,759,421 as of January 2007.

IRG Vigente =

The regulated revenue in effect at the time the compensation agreement was reached, calculated as of the month prior to the date of signing Addendum 24—that is, as of August 2021—amounts to $1,121,913,990,040 at January 2007 exchange rates.

PAF =	Corresponds to the annual average billed in constant pesos as of January 2007, calculated using the following formula:

N =	Time elapsed in months from the signing of the Notice of Commencement of Enforcement to the compensation agreement for the implementation of the MOU (September 2021), which corresponds to 160 months.

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

4.IREOCMg

IREOCMg =

This is the compensation for supplementary works under Addendum 27, estimated using the Marginal Cash Flow Model. It is included as a sum ∑ taking into account that it will correspond to the cumulative result produced by each marginal model based on each agreed-upon addendum. The Concessionaire shall submit, at its own expense and risk, the Marginal Cash Flow Model, which will be reviewed by the Auditor and the Grantors in order to determine the amount by which the Expected Regulated Revenue will be increased based on the value of the works to be agreed upon, deducting from the value of the Works the Grantors’ Contribution for Complementary Works, as established in paragraph 10.5 of this clause.

In any case, as determined in this Agreement, the execution of Supplementary Works shall not be approved when the Generated Regulated Revenues have reached seventy-five percent {75%} of the value of the Projected Expected Regulated Revenues.

The amount of the Projected Expected Regulated Revenues may be updated by the Parties when necessary for the implementation of new investments, always subject to the fixed limit of the maximum term of the Concession Agreement, in accordance with the provisions of Law 1150 of 2007.”

CLAUSE THREE: The Parties agree to partially amend Clause 45, “Execution of the Activities of the Investment and Modernization Plan,” in its Section 45.2, “Execution of Mandatory Complementary Works,” first paragraph, and Clause 57 “Execution of Voluntary Complementary Works,” in Subparagraph 57.6 “Denial of Approval for the Execution of a Voluntary Complementary Work,” sub-subparagraph (iii), which shall read as follows:

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

45.2Execution of Mandatory Supplementary Works:

The Mandatory Supplementary Works must be carried out by the Concessionaire as soon as the specific conditions for triggering such investment are met, as specified in Appendix C of this Agreement. If the conditions for triggering the investment corresponding to the Mandatory Complementary Works are met, after the Concessionaire’s Generated Regulated Revenues have reached more than seventy-five percent (75%) of the value of the Projected Expected Regulated Revenues (IREP), as certified by the trustee and validated by the Supervisory Board, the Concessionaire shall have no obligation to carry out the Mandatory Complementary Works; and if the Concessionaire freely decides to carry them out, it shall receive no remuneration whatsoever from the Grantors for such works. (...)

57.6 “Denial of Approval for the Execution of a Voluntary Supplementary Work”

The Grantors shall deny approval of the execution of a Voluntary Supplementary Work proposed by the Concessionaire only if any of the following conditions is met: (i) if the proposed Voluntary Supplementary Work is manifestly detrimental to the Airport in question, (ii) if, considering the value of the Voluntary Supplementary Work in question, the addition limit provided for in the regulations in force at the time of the contract’s execution is exceeded, or Regulated Revenues Generated have reached seventy-five percent (75%) of the value of the Projected Expected Regulated Revenues (PERR), as certified by the Trustee and validated by the Supervisory Body, (iv) If the Voluntary Supplementary Work is proposed to be executed before the completion of the Adaptation and Modernization Phase; or (v) If the Grantors or the Supervisor do not agree with the value of the Supplementary Work indicated by the Concessionaire upon submission thereof, as provided in Section 57.1.

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

Any dispute regarding the approval of Voluntary Works shall be resolved through the process of amicable settlement.”.

CLAUSE FOUR: Add to the Concession Agreement the implementation of the project “Immediate Measures to Address Unexpected Demand” at the José María Córdova International Airport in Rionegro, which consists of the construction, installation of equipment, operation, and maintenance of the measures listed in the following table, in accordance with the final values resulting from the studies and designs approved by the Supervising Authority, the ANI, and the EPAOH under the terms established in this document:

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

Optimization T1 - JMC - AIRPLAN
3 -	DOMESTIC-INTERNATIONAL CHECK-IN
	3A-	BAGGAGE CLAIM SYSTEM BHS
	3B-	INTERNATIONAL SECURITY FILTER
4 -	NATIONAL SECURITY FILTER
5 -	REMOTE BOARDING GATE
	5A-	NEW BAGGAGE BUILDING
	5B-	RENOVATION OF THE CURRENT WAITING ROOM
6 -	NEW PLATFORMS PHASE 1
7 -	CONNECTIONS CENTER - PHASE 1
8 -	EMIGRATION
9 -	IMMIGRATION
10 -	NEW PLATFORMS PHASE 2
11 -	SECOND ROUND OF EMPLOYEE SCREENING
12 -	OVERSIZED LUGGAGE
13 -	DUAL READERS
14 -	SOCIO-ENVIRONMENTAL GUIDE
15 -	SST-SMS GUIDE
16 -	PMT

PARAGRAPH ONE: The foregoing provisions, as well as all matters agreed upon in the addendum, shall be subject to monitoring by the audit committee.

SECOND PARAGRAPH: The interventions agreed upon in this Addendum have been reviewed by the ANLA, which has determined that they constitute a minor change and do not require a modification of the PMA. In any case, should the processing of any environmental permit be required, it shall be the responsibility of the Concessionaire to proceed with it.

CLAUSE FIVE—TERM: The term for the execution of the works is twelve (12) months from the date of signing the Project Commencement Certificate for the “Immediate Works to Address Unexpected Demand” at José María Córdova International Airport de Rionegro, which shall be signed by the Parties within twenty (20) business days following the signing of this Addendum.

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

Once the Concessionaire completes construction of each of the works agreed upon in this Addendum, Sections 45.10 and 45.11 of Clause 45 of the Concession Agreement shall apply, which set forth the procedure for the acceptance of works and verification of the Works in accordance with the previously approved Phase III studies and designs.

SECTION SIX—VALUE AND METHOD OF PAYMENT: The Parties agree that the execution of the works covered by this Addendum shall be remunerated, to be charged against the increase in the Expected Regulated Revenue provided for in this Addendum.

The cost of the work detailed in clause 4 of this addendum amounts to SIXTY-FIVE BILLION NINE HUNDRED THIRTY-FOUR MILLION ONE HUNDRED TWENTY THOUSAND FOUR HUNDRED AND TWO ($65,934,120,402) CONSTANT 2007 PESOS, and the amount to be paid through the increase in Expected Regulated Revenue for CAPEX, OPEX, REPEX, and other investments corresponds to ONE HUNDRED SIXTY-SEVEN BILLION SIXTY-NINE MILLION TWO HUNDRED THIRTY THOUSAND SIX HUNDRED FORTY-TWO ($167,069,230,642) CONSTANT PESOS AS OF JANUARY 2007,

in accordance with the cash flow model presented at the concessionaire’s own risk and expense, and endorsed by the Grantors and the supervising body, a figure that will be reflected in the Adjustment Report for Expected Regulated Revenue, which is attached, to the Works Verification Report, which shall be signed in accordance with the provisions of Clause 45 of the Concession Agreement.

CLAUSE SEVEN: The Parties agree that the project titled “Immediate Interventions to Address Unexpected Demand” at the José María Córdova International Airport in Rionegro, which is the subject of this Addendum, shall be carried out as Voluntary Supplementary Works to be compensated through an increase in the Expected Regulated Revenue.

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

The new Unregulated Revenues arising exclusively from the interventions contemplated in the subject matter of this Addendum shall be incorporated into the calculation of Revenues Regulated Electricity Generated, as defined in the Concession Agreement.

In this regard, given that the intervention project titled “Immediate Interventions to Address Unexpected Demand” at José María Córdova International Airport in Rionegro includes the subproject “3-CHECKIN NATIONAL-INTERNATIONAL,” which includes the construction of twenty-four (24) new counters, and that these are considered a Voluntary Complementary Project, the percentage of Unregulated Revenue generated by said counters relative to the total of existing counters is understood as Unregulated Revenue that is incorporated into the calculation of Generated Regulated Revenue.

CLAUSE EIGHT: With respect to the assets, property, and equipment incorporated pursuant to this Addendum, the Concessionaire agrees, through the year 2032, to replace them, in accordance with the terms set forth in the second paragraph of Section 2 of Appendix E of the Concession Agreement.

CLAUSE NINE: The Parties hereby add Clause 103, “FEE OF THE AUDITOR AND FUNDING OF THE AUDIT ACCOUNT,” with Paragraph One and Paragraph Two, which shall read as follows:

“Paragraph One: The fees of the Supervisor, as compensation for his duties regarding the supervision and monitoring of the works agreed upon in Addendum 27, shall amount to TWO BILLION NINE HUNDRED THIRTY-ONE MILLION ONE HUNDRED SEVENTY-SEVEN THOUSAND EIGHT HUNDRED EIGHTY-EIGHT ($2,931,177,888) in Colombian legal tender, including 19% VAT, amounting to FOUR HUNDRED SIXTY-EIGHT MILLION THREE THOUSAND ONE HUNDRED NINETY-TWO PESOS ($468,003,192), in accordance with the proposal by the CJ Airports Consortium Audit Committee.

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

The Concessionaire shall deposit the amount specified in this clause into the Escrow Account in the amount indicated above, through monthly payments. The first payment shall be made within five (5) business days following the signing of the Commencement Certificate and, thereafter, within the first five (5) days of each month until twelve (12) months have elapsed, in monthly installments of TWO HUNDRED FORTY-FOUR MILLION TWO HUNDRED SIXTY-FOUR THOUSAND EIGHT HUNDRED TWENTY-FOUR ($244,264,824) COLOMBIAN LEGAL CURRENCY PESOS.

SECOND PARAGRAPH: If there are insufficient funds to pay the Supervisor’s fees for the supervision of the works agreed upon in Addendum 27 due to causes attributable to the Concessionaire, resulting in a longer duration of the works, the Concessionaire must guarantee the funding of the resources required to cover the Supervisor’s payment. The foregoing is without prejudice to the Concessionaire’s other liabilities arising from the breach of its contractual obligations and shall not result in any modification of the financial terms of the Concession Agreement.

CLAUSE TEN: In accordance with the provisions of CLAUSE SIX of this addendum, and given that the source of funding for the intervention project titled “Immediate Interventions to Address Unexpected Demand” at the José María Córdova International Airport in Rionegro will be covered by an increase in Expected Regulated Revenue, THE PARTIES agree to rescind the provisions set forth in Addendum No. 26 dated December 26, 2022.

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

PARAGRAPH: The Concessionaire agrees to make, in a timely manner and at its own expense, the amendments necessary to the Trust Agreement to comply with the provisions of this Clause, particularly regarding the cancellation of the subaccount titled “JMC Emergency Plan Works Subaccount,” given that the project’s remuneration will be funded through an increase in the Expected Regulated Revenue.

CLAUSE ELEVEN: The Dealer, within ten (10) business days following the execution of this Addendum, undertakes to notify the insurers of the contractual policies of the execution of this document, so that such companies’ acknowledgment is documented and the necessary adjustments are made to the policies and other coverage mechanisms to ensure they reflect the agreements contained in this Addendum.

For the purposes of the Single Performance Bond, the Contractor:may add to the Single Performance Bond currently in force or obtain a new one covering the value of the works contained in this Addendum, based on the percentages and terms established in Decree 1082 of 2015, for the Performance, Wage and Social Benefits, and Stability guarantees. As for the validity period of the Performance guarantee, it must remain in effect for the term of this Addendum plus an additional 6 months. Once the works have been verified and incorporated into the Contract, their operation and maintenance will be covered by the Single Guarantee for the Maintenance Phase, currently in force, which the Concessionaire must maintain throughout the entire term of the Concession, promptly notifying the insurer for its respective update.

Furthermore, the Concessionaire must provide the Grantors with a guarantee of the stability and quality of the works, equipment, goods, and services covered by this addendum. The value of this guarantee shall be 5.4% of the value of the works (CAPEX) under this addendum. With regard to its term, this shall be equal to that stipulated in Article 2.2.1.2.3.1.14 “Sufficiency of the Guarantee of Stability

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

and Quality of the Work” of Decree 1082 of 2015, which shall be activated once the Work Verification Certificate has been signed.

PARAGRAPH ONE: For the purposes of this clause and the granting of the guarantees, the value of the works (CAPEX) under this addendum amounts to ONE HUNDRED SIXTY-FOUR BILLION SIX HUNDRED ELEVEN MILLION THREE HUNDRED NINETY-SIX THOUSAND TWO HUNDRED FORTY AND FOUR DOLLARS AND FIFTY-NINE CENTS ($164,611,396,244.59), in local currency for the period.

SECOND PARAGRAPH: The Minutes of Commencement of the works agreed upon in this Addendum may only be signed once the policies referred to in this clause have been approved. Consequently, the execution of the works may not commence without the prior and express approval of said policies by the Grantors

CLAUSE TWELVE The Parties hereby state that the purpose of this Addendum does not modify the risk allocation framework of the Concession Agreement.

CLAUSE THIRTEEN: The other clauses of the Concession Agreement and its Addenda not modified by this Addendum remain fully and completely in force and valid.

CLAUSE FOURTEEN: The following documents form part of this Addendum:

Annex 1: Marginal Cash Flow.

Appendix 2: The Feasibility and Suitability Study and its appendices.

Appendix 3. Studies and Designs Not Objected to by the Supervisory Body

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

Appendix 4. CAPEX, OPEX, and REPEX Not Objected to by the Supervisory Body.

Appendix 5. Communications from EPAOH, the Supervising Body, AIRPLAN, Aerocivil, and ANI through which this addendum was approved.

CLAUSE FIFTEEN: This Addendum is executed by the signature of the parties in the city of Bogotá, D.C., on (   ) of January two thousand twenty-six (2026).

Por la Agencia Nacional de Infraestructura – ANI,	Por el Establecimiento Público Aeropuerto Olaya Herrera,

/s/ Milena Patricia Jiménez Hernández	/s/ Doris Elena Montoya Pérez
Milena Patricia Jiménez Hernández	Doris Elena Montoya Pérez
Vicepresidente de Gestión Contractual	Gerente General

ADDENDUM No. 27 TO CONCESSION AGREEMENT No. 8000011-OK-2008, ENTERED INTO BETWEEN THE NATIONAL INFRASTRUCTURE AGENCY, THE OLAYA HERRERA PUBLIC AIRPORT ESTABLISHMENT, AND CENTRAL-NORTHERN AIRPORTS OPERATING COMPANY S.A.S. - OACN S.A.S. - AIRPLAN S.A.S.

Por el Concesionario,

/s/ Emiliana Villa Mejía
Nombre: Emiliana Villa Mejía
Primera Suplente de la Representante Legal